EXHIBIT 99.1

   WILD OATS MARKETS RATIONALIZES STORE PORTFOLIO, CLOSING 8 STORES IN UNDER-
                              PERFORMING LOCATIONS

 Significant Savings Realized from Closures to be Reinvested in Remaining Stores

Boulder, Colo. (Nov. 14, 2006) - Wild Oats Markets, Inc. (NASDAQ: OATS), a leading national natural and organic foods retailer, today announced it will close all five of its Henry's Farmers Market stores located in Arizona and three additional Wild Oats stores in other markets, effective Dec. 16, 2006. Additionally, the Company announced it will not open a Henry's store under development in the Phoenix market, and will take an asset impairment charge in the fourth quarter for two underperforming Wild Oats stores in other markets, one of which will close when its lease expires in 2007.

After an extensive financial review of its store portfolio, Wild Oats determined these stores are not in optimal locations for sales growth. All of the Henry's Farmers Markets stores in and around the Phoenix area will be closed, including two stores in Gilbert, and one each in Glendale, Peoria and Phoenix. The two Wild Oats stores in the Phoenix area, on Camelback Rd. and in Scottsdale, will remain open, and the Wild Oats brand will be the Company's focus for future growth in the Phoenix market. Wild Oats stores in the following locations will also be closed on Dec. 16, 2006: Village Pointe Center, Omaha, Neb.; Fort Collins, Colo.; and West Jordan, Utah.

The significant savings realized from these store closures will be re-invested in the Company's existing store base to drive higher sales performance through various marketing, merchandising and operational initiatives. Wild Oats Markets expects to incur approximately $25.5 million in restructuring charges in the fourth quarter of 2006 related to asset impairment, severance and lease-related liabilities. Additionally, in the fourth quarter of 2006, the Company expects to incur incremental operational costs of approximately $1.7 million related to the closures.

"With a sophisticated real estate model in place for our Wild Oats stores and a focus for Henry's growth in Southern California, we intend to continue to invest to grow our brand and our business, including reinvestment in existing stores," said Gregory Mays, Chairman and CEO of Wild Oats Markets, Inc. "We are building on a strong foundation, and our focus will be to grow sales in existing stores while using our improved real estate model to select high-potential sites for new stores, like those opened so far in 2006."

"Henry's is a very compelling chain that fills a unique niche in the Southern California specialty foods market," said Mr. Mays. "We believe that the Phoenix stores were not performing at Henry's typically strong levels because of the fiercely competitive nature of the Phoenix food retail market, and the fact that Henry's was a new entrant to Phoenix two years ago. Therefore, we have very little brand awareness in a crowded market."

Wild Oats Markets is focused on growth through new store development. Currently the Company has 19 leases or letters of intent signed for new Wild Oats and Henry's stores scheduled to open in the fourth quarter of this year, in 2007 and into 2008. Thus far in the fourth quarter, the Company has opened two Henry's stores in Southern California and will open two more before year's end.

ABOUT WILD OATS:

Wild Oats Markets, Inc. is a nationwide chain of natural and organic foods markets in the U.S. and Canada with annual sales of more than $1.1 billion. The Company operates 115 natural foods stores in 24 states and British Columbia, Canada. The Company's markets include: Wild Oats Natural Marketplace, Henry's Farmers Market, Sun Harvest and Capers Community Markets. For more information, please visit www.wildoats.com.

RISK FACTORS AND UNCERTAINTIES

This release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Such forward-looking statements include: the number of stores the Company plans to open, remodel and relocate in the future, and the anticipated performance of such stores; and expected future comparable store sales, revenues and earnings per share, future financial measures and prospects for favorable growth and performance.

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The statements made by the Company are based on management's present expectations, and actual results may differ from the results indicated or otherwise implied by such forward-looking statements due to certain risks and uncertainties including, but not limited to: the Company's ability to execute, the results of merchandising and marketing programs, the impact of competition and other factors as are set forth in the Company's SEC filings, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and the Company's quarterly reports on Form 10-Q. These risk factors may not be an all-inclusive enumeration of the business risks faced by Wild Oats. Investors should recognize that the reliability of any projected financial data diminishes the farther in the future the data is projected.

The statements made by management of the Company and summarized above represent their views as of the date of this press release, and it should not be assumed that the statements made herein remain accurate as of any future date. Wild Oats does not intend to update these statements and undertakes no duty to any person to effect any such update under any circumstances.